Exhibit 3.19

CERTIFICATE OF FORMATION

OF

GCER OFFSHORE, LLC

This Certificate of Formation of GCER Offshore, LLC (the “Company”), dated January 26, 2011, is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is GCER Offshore, LLC.

SECOND. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, New Castle County.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, New Castle County.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ John D. Werner
John D. Werner
Authorized Representative

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: GCER Offshore, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:
1. The name of the limited liability company is Talos Gulf Coast Offshore LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 6th day of July, A.D. 2015.

By:	William S. Moss III
Authorized Person(s)

Name:	William S. Moss III
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